EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)



                                                              For the Six Months
                                                                Ended June 30,
                                                                     2003
1. Earnings

   (a) Income from continuing operations
       before deductions for taxes and interest                     $3,406

   (b) Portion of rental expense representative
       of interest factor                                               23

   (c) Equity in losses from less-than-50%
       owned investments (accounted for under
       the equity method of accounting)                                  5

   (d) Excess of earnings over distributions of
       less-than-50% owned investments
       (accounted for under the equity method
       of accounting)                                                 (226)


        TOTAL                                                       $3,208
                                                                    ======

2. Fixed Charges

   (a) Interest                                                      $ 549

   (b) Portion of rental expense representative
       of interest factor                                               23

         TOTAL                                                        $572
                                                                      ====

   Ratio (1 divided by 2)                                             5.61